As filed with the Securities and Exchange Commission on December 10, 2014
Registration No. 333-187799

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cellular Biomedicine Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1032927
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

530 University Avenue, #17
Palo Alto, California 94301
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2011 Incentive Stock Option Plan
(Full Title of the Plan)
______________________

Bizuo (Tony) Liu
Chief Financial Officer
Cellular Biomedicine Group, Inc.
530 University Avenue, #17
Palo Alto, California 94301
(Name and Address of Agent for Service)
(650) 566-5064
(Telephone Number, including area code, of agent for service)
______________________

Copies to:
Barry I. Grossman, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of Americas, 11th Floor
New York, New York 10105
(212) 370-1300
Fax: (212) 370-7889

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the reoffer prospectus that is a part of this Registration Statement will also be used in connection with the offer and sale of Registrant’s common stock previously registered under the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-179974).

Explanatory Note

Cellular Biomedicine Group, Inc., (the “Company”) previously registered 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued under our 2011 Incentive Stock Option Plan (the “2011 Plan”) on a Registration Statement on Form S-8 dated March 7, 2012 (Registration No. 333-179974) (the “Original Registration Statement”).  The Original Registration Statement included a reoffer prospectus (the “Prospectus”) relating to the reoffer and resale by certain of the Company’s stockholders of an aggregate of up to 300,000 shares of Common Stock to be issued under the 2011 Plan.

On November 30, 2012, the Company’s board of directors adopted, and on January 17, 2013, the Company’s stockholders approved, an Amended and Restated 2011 Plan that increased by 480,000 shares the amount of Common Stock available for issuance under the 2011 Plan.  On April 8, 2013, the Company filed a Form S-8 Registration Statement (Registration Statement No. 333-187799 and referred to herein as the “Second Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register the additional 480,000 shares of Common Stock issuable under the 2011 Plan.  The Contents of the Original Registration Statement and Second Registration Statement, including amendments thereto or filings incorporated therein, are incorporated herein by reference and made a part of this Registration Statement, except as amended hereby.

This Registration Statement includes an amended and restated Prospectus (the “Amended Reoffer Prospectus”) in accordance with General Instruction E to Form S-8 and Rule 429 of the Securities Act of 1933, as amended, that relates to the resale of up to 780,000 shares of Common Stock that have been or may be issued under Cellular Biomedicine Group, Inc. 2011 Incentive Option Plan to various selling stockholders. The Amended Reoffer Prospectus: (i) updates the Prospectus for changes to the Company’s business since the filing of the Prospectus, and (ii) updates the information set forth under the caption “Selling Stockholders” in the Prospectus to provide additional information regarding the identities and amounts of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

Reoffer Prospectus

Cellular Biomedicine Group, Inc.

780,000 Shares

Common Stock

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, pursuant to our 2011 Incentive Stock Option Plan, which we refer to herein as the Plan.

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “CBMG.” On December 8, 2014, the closing sales price for our common stock on the Nasdaq was $14.11 per share.

Our principal executive offices are located at 530 University Avenue, #17, Palo Alto, California 94301. Our telephone number is: (650) 566-5064.

Investing in our common stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 4 and in the documents incorporated by reference herein before you decide to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2014.

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

i

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Cellular Biomedicine Group, Inc.,”  the “Company,” “we,” “us” and “our” refer and relate to Cellular Biomedicine Group, Inc. and its consolidated subsidiaries.

Our Company

Cellular Biomedicine Group, Inc. is a biomedicine company, principally engaged in the development of new treatments for cancerous and degenerative diseases utilizing proprietary cell-based technologies.  Our technology includes two major cell platforms: (i) Immune Cell therapy for treatment of a broad range of cancers, (ii) human adipose-derived mesenchymal progenitor cells (“haMPC”) for treatment of joint and autoimmune diseases, with primary research facilities in China, while meeting dual standards.

From February 6, 2013 to June 23, 2014, we operated the Company in two separate reportable segments: (i) Biomedicine Cell Therapy (“Biomedicine”); and (ii) Financial Consulting (“Consulting”).  The Consulting segment was conducted through our wholly-owned subsidiary EastBridge Investment Corp. (“Eastbridge Sub”).  On June 23, 2014, the Company announced the discontinuation of the Consulting segment as it no longer fits into management’s long-term strategy and vision.  The Company will focus resources on becoming a pure-play biotechnology company bringing therapies to improve the health of patients in China.

On September 26, 2014, the Company completed its acquisition of Beijing Agreen Biotechnology Co. Ltd. ("AG") and the U.S. patent held by AG’s founder.

AG is a biotech company with operations in China, engaged in the development of treatments for cancerous diseases utilizing proprietary cell technologies, which include without limitation, preparation of subset T Cell and clonality assay platform technology for treatment of a broad range of cancers by AG’s primary hospital partner, Jilin Hospital.

Biomedicine Business

Our biomedicine business was founded in 2009 as a newly formed specialty biomedicine company by a team of seasoned Chinese-American executives, scientists and doctors. In 2010 we established a GMP facility in Wuxi, and in 2012 we established a U.S. Food and Drug Administration (“FDA”) GMP standard protocol-compliant manufacturing facility in Shanghai. Our focus has been to monetize the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our patent-protected homegrown cell technology developed by our research and development team, as well as by utilizing exclusively in-licensed and other acquired intellectual properties.

Our current treatment focal points are cancer and other degenerative diseases such as KOA, Asthma, COPD and Cartilage Defects.

Cancer. In the cancer field, our in-licensed TC-DC therapy utilizes dendritic cells that have been taught the unique "signature" of the patient's’ cancer, in order to trigger an effective immune response against cancer stem cells, the root cause of cancer metastasis and recurrence. Our Tumor Cell Target Dendritic Cell (“TC-DC”) product candidate has successfully completed a U.S. FDA Phase II clinical trial for the treatment of Metastatic Melanoma at the Hoag Medical Center in California. We have a process to develop human embryo-derived motor neuronal precursor cells and human embryo-derived neuronal precursor cells with high purity levels, validated by synapse formation, and have shown functional innervation with human muscle cells.  Under applicable international reciprocity procedures we are utilizing data generated in a U.S. Phase II clinical trial in an analogous China-based Phase I/II Clinical Trial for the treatment of Hepatocellular Carcinoma (“HCC”), a major type of Liver Cancer. Management believes we will be able to leverage skin cancer data produced in ongoing trials in the U.S., and apply it toward advancing our product candidate for the treatment of liver cancer and other cancer-related indications.  As of December 31, 2013, we have completed the HCC Phase I trial.

KOA.  In 2013, we completed a Phase I/IIa clinical trial for our Knee Osteoarthritis (“KOA”) therapy named ReJoinTM. The trial tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The 6-month follow-up clinical data showed ReJoinTM therapy to be both safe and effective.

In Q2 2014 we completed patient enrollment for the Phase IIb clinical trial of ReJoinTM for KOA. The multi-center study has enrolled 53 patients to participate in a randomized, single blind trial. We expect to publish 12 month follow-up data of Phase I/IIa in Q4, 2014; and interim observation of Phase IIb information by Q1 2015, and 12 month follow-up data in late 2015.

Asthma.  In Q1 of 2014 we began a pre-clinical study on haMPC therapy for asthma. The pre-clinical study, conducted by Shanghai First People’s Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University, will evaluate the safety and efficacy of haMPCs to treat severe asthma.

COPD. COPD refers to a group of diseases that block airflow to the lungs and make it difficult to breathe. The two most common conditions that make up COPD are chronic bronchitis and emphysema, which gradually destroys the smallest air passages (bronchioles) in the lungs. Currently the common treatments for COPD, such as use of steroids, inhalers and bronchodilator drugs, aim to control the symptoms and minimize further damage, but do not reverse the tissue damage. The major risk factors for COPD in China are tobacco smoking, biomass fuel use and genetic susceptibility.

Our pre-clinical COPD study is being conducted by Shanghai First People's Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University. Professor Zhou Xin, director of the hospital's respiratory department and chairperson of Respiratory Diseases Division of Shanghai Medical Association, will lead the study as Principal Investigator.

The  unique lines of adult adipose-derived stem cells and the immune cell therapies enable us to create multiple cell formulations in treating specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol. Management believes that our adult adipose-derived line will become commercially viable and market-ready within three to four years, and will continue to grow the budding immune cell technical service revenue. Our facilities are certified to meet the international standards NSF/ANSI 49, ISO-14644 (or equivalent), ANSI/NCSL Z-540-1 and 10CFR21, as well as Chinese CFDA standards CNAS L0221. In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines, comprised of:

●	Banking processes that ensure cell preservation and viability;

●	DNA identification for stem cell ownership; and

●	Bio-safety testing at independently certified laboratories.

Subsidiaries and Affiliates

We conduct our business operations through the following subsidiaries, joint venture and various interest entity:

CBMG BVI, a British Virgin Islands corporation, is a holding company and a wholly-owned subsidiary of Cellular Biomedicine Group, Inc. (Nasdaq: CBMG), a Delaware corporation.  We operate our biomedicine business through CBMG BVI and its subsidiary and controlled (VIE) company.  CBMG BVI is also the entity through which we hold an equity interest in China Cell Technology Ltd., a two-party joint venture.

Cellular Biomedicine Group HK Limited, a Hong Kong company limited by shares, is a holding company and wholly-owned subsidiary of CBMG BVI.

Cellular Biomedicine Group Ltd. (Wuxi), license number 320200400034410 (“WFOE”) is a wholly foreign-owned entity that is 100% owned by Cellular Biomedicine Group HK Limited.  This entity’s legal name in China is 西比曼生物科技（无锡）有限公司 , which directly translates to “Xi Biman Biological Technology (Wuxi) Co. Ltd.”  WFOE controls and holds ownership rights in the business, assets and operations of Cellular Biomedicine Group Ltd. (Shanghai) (“CBMG Shanghai”) through variable interest entity ("VIE") agreements.  We conduct certain biomedicine business activities through WFOE, including lab kit production and research.

Cellular Biomedicine Group Ltd. (Shanghai) license number 310104000501869, is a PRC domestic corporation, which we control and hold ownership rights in, through WFOE and the above-mentioned VIE agreements.  This entity’s legal name in China is 西比曼生物科技（上海）有限公司 , which directly translates to “Xi Biman Biotech (Shanghai) Co., Ltd.”  We conduct certain biomedicine business activities through CBMG Shanghai, including clinical trials and certain other activities requiring a domestic license in the PRC.  Mr. Chen Mingzhe and Mr. Cao Wei (our President, Chief Operating Officer and director) together are the record holders of all of the outstanding registered capital of CBMG Shanghai.  Mr. Chen and Mr. Cao are also directors of CBMG Shanghai constituting the entire management of the same.   Mr. Chen and Mr. Cao receive no compensation for their roles as managers of CBMG Shanghai.

Agreen Biotech Co. Ltd. is a PRC domestic corporation and a wholly-owned subsidiary of CBMG Shanghai. AG is a cancer-therapy-focused developmental stage company whose intellectual property (including the intellectual property of AG’s founder, which the Company also acquired) is comprised of T Cells Receptor ("TCR") clonality analysis technology and T Central Memory Cell ("Tcm") and Dendritic Cell ("DC") preparation methodologies.

Corporate Information

Our principal executive offices are located at 530 University Avenue, #17, Palo Alto, California 94301. Our telephone number is: (650) 566-5064.

The Offering

Outstanding Common Stock	As of December 8, 2014, there were 9,946,022 shares of common stock, par value $.001 per share issued and outstanding.

Common Stock Offered
Up to 780,000 shares of common stock for sale by the selling stockholders for their own account, which shares were received pursuant to a grant of shares or options to purchase shares under the Company’s 2011 Plan.

Selling Stockholders	The selling stockholders are set forth in the Section entitled "Selling Stockholders" of this prospectus on page 21.

Proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholders. Any proceeds received by the Company upon the exercise of options issued or issuable pursuant to the plan will be used for operations.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Nasdaq Symbol	CBMG.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

For purposes of the prospectus and this section, “CBMG BVI” refers to Cellular Biomedicine Group Ltd., a British Virgin Islands corporation, which is now a wholly-owned subsidiary of the registrant, together with its business, operations, subsidiaries and controlled entities. The “Company”, “CBMG”, “we”, “us”, “our” and similar terms refer to Cellular Biomedicine Group, Inc. (a Delaware corporation) as a combined entity including each of its subsidiaries and controlled companies, unless the context otherwise requires.

Risks Related To Our Company

We have a limited operating history and expect significant operating losses for the next few years.

We are a company with a limited operating history and have incurred substantial losses and negative cash flow from operations through the three months ended September 30, 2014. Our cash flow from operations may not be consistent from period to period, our biomedicine business has not yet generated any revenue, and we may incur losses and negative cash flow in future periods, particularly within the next several years.

Our biomedicine product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new biomedical technologies. The novel nature of these cell-based therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement, and market acceptance, including the challenges of:

●	Educating medical personnel regarding the application protocol;

●	Sourcing clinical and commercial supplies for the materials used to manufacture and process our Tcm product candidates;

●	Developing a consistent and reliable process, while limiting contamination risks regarding the application protocol;

●	Conditioning patients with chemotherapy in conjunction with delivering Tcm treatment, which may increase the risk of adverse side effects;

●	Obtaining regulatory approval, as the Chinese Food and Drug Administration (“CFDA”), and other regulatory authorities have limited experience with commercial development

●	of cell-based therapies, and therefore the pathway to regulatory approval may be more complex and require more time than we anticipate. ; and

●	Establishing sales and marketing capabilities upon obtaining any regulatory approval to gain market acceptance of a novel therapy.

These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may be unable to obtain or maintain patent protection for our products and product candidates, which could have a material adverse effect on our business.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for new technologies, product candidates, products and processes and successfully defending such patents against third party challenges. To that end, we file patent applications, and have been issued patents, that are intended to cover certain methods and uses relating to stem cells and immune cell therapies.

The patent positions of biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions and recent court decisions have introduced significant uncertainty regarding the strength of patents in the industry. Moreover, the legal systems of some countries do not favor the aggressive enforcement of patents and may not protect our intellectual property rights to the same extent as they would, for instance, under the laws of the United States. Any of the issued patents we own or license may be challenged by third parties and held to be invalid, unenforceable or with a narrower or different scope of coverage that what we currently believe, effectively reducing or eliminating protection we believed we had against competitors with similar products or technologies. If we ultimately engage in and lose any such patent disputes, we could be subject to competition and/or significant liabilities, we could be required to enter into third party licenses or we could be required to cease using the disputed technology or product. In addition, even if such licenses are available, the terms of any license requested by a third party could be unacceptable to us.

The claims of any current or future patents that may issue or be licensed to us may not contain claims that are sufficiently broad to prevent others from utilizing the covered technologies and thus may provide us with little commercial protection against competing products. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, our patents and patent applications may not prevent others from directly competing with us. Product development and approval timelines for certain products and therapies in our industry can require a significant amount of time (i.e. many years). As such, it is possible that any patents that may cover an approved product or therapy may have expired at the time of commercialization or only have a short remaining period of exclusivity, thereby reducing the commercial advantages of the patent. In such case, we would then rely solely on other forms of exclusivity which may provide less protection to our competitive position.

Litigation relating to intellectual property is expensive, time consuming and uncertain, and we may be unsuccessful in our efforts to protect against infringement by third parties or defend ourselves against claims of infringement.

To protect our intellectual property, we may initiate litigation or other proceedings. In general, intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability, even if we ultimately prevail.  Some of our competitors may be able to sustain the costs of such litigation or other proceedings more effectively than can we because of their substantially greater financial resources. The loss or narrowing of our intellectual property protection, the inability to secure or enforce our intellectual property rights or a finding that we have infringed the intellectual property rights of a third party could limit our ability to develop or market our products and services in the future or adversely affect our revenues. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock. Third parties may allege that the research, development and commercialization activities we conduct infringe patents or other proprietary rights owned by such parties. This may turn out to be the case even though we have conducted a search and analysis of third-party patent rights and have determined that certain aspects of our research and development and proposed products activities apparently do not infringe on any third-party Chinese patent rights. If we are found to have infringed the patents of a third party, we may be required to pay substantial damages; we also may be required to seek from such party a license, which may not be available on acceptable terms, if at all, to continue our activities. A judicial finding or infringement or the failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse effect on our business, operating results and financial condition.

If we are unable to maintain our licenses, patents or other intellectual property we could lose important protections that are material to continuing our operations and our future prospects.

To obtain and maintain patent protection and licensing rights that are required in order for us to conduct and pursue our business plans, we must, among other things, ensure the timely payment of all applicable filing and maintenance fees, pay applicable license fees to our licensor(s), renew the term of certain licenses which are not perpetual, or expand the scope of the intellectual property under our license agreements.  In order to renew the term of any license or expand its scope, we may be required to pay additional licensing fees to our licensor(s).  Any failure to take the above actions or make payments which we are obligated to make, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection.  Additionally, our license agreements require us to meet certain diligence obligations in the development of the licensed products. Our failure to meet these diligence obligations could result in the loss of some or all of our rights, which could materially and adversely affect our business and future prospects.

If we are unable to protect the confidentiality of trade secrets, our competitive position could be impaired.

A significant amount of our technology, particularly with respect to our proprietary manufacturing processes, is unpatented and is held in the form of trade secrets.  We expend significant efforts to protect these trade secrets, including the use of confidentiality and proprietary information agreement, and knowledge segmentation among our staff. Even so, improper use or disclosure of our confidential information could occur and in such cases adequate remedies may not exist. The inadvertent disclosure of our trade secrets could impair our competitive position.

Our technologies are at early stages of discovery and development, and we may fail to develop any commercially acceptable or profitable products.

We have yet to develop any therapeutic products that have been approved for marketing, and we do not expect to become profitable within the next several years, but rather expect our biomedicine business to incur additional and increasing operating losses. Before commercializing any therapeutic product in China, we may be required to obtain regulatory approval from the Ministry of Health ("MOH"), CFDA, local regulatory authorities, and/or individual hospitals, and outside China from equivalent foreign agencies after conducting extensive preclinical studies and clinical trials that demonstrate that the product candidate is safe and effective.

We may elect to delay or discontinue studies or clinical trials based on unfavorable results. Any product developed from, or based on, cell technologies may fail to:

●	survive and persist in the desired location;

●	provide the intended therapeutic benefit;

●	engraft or integrate into existing tissue in the desired manner; or

●	achieve therapeutic benefits equal to, or better than, the standard of treatment at the time of testing.

In addition, our therapeutic products may cause undesirable side effects. Results of preclinical research in animals may not be indicative of future clinical results in humans.

Ultimately if regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Even if we do succeed in developing products, we will face many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. Furthermore, because transplantation of cells is a new form of therapy, the marketplace may not accept any products we may develop.

Presently, a moratorium declared by the PRC government on commercialization of stem cell therapies is in effect, pending release of new regulations.  No assurances can be made regarding when the moratorium will be lifted, or regarding the substance of the new regulations. If the moratorium continues longer than expected, or if new regulations are not favorable to our development plans, our business could be adversely affected.

While we believe the PRC government is highly supportive of stem cell research and related potential advances in medical treatment, presently a moratorium is in effect in China (that we believe is temporary) which prevents any company from actually marketing and implementing cell therapies, while the central government considers and constructs a new set of rules and determines lines of authority among government agencies to regulate this new industry. We note however, that the moratorium appears to apply to cell therapeutics, and not immunotherapy, which may not necessarily affect the development of our HCC liver cancer therapy candidate. We also note that the moratorium bars marketing and implementation of products, treatments and therapies, but does not prevent the advancement of research, studies or development of potential products, treatments or therapies. Accordingly, we interpret the moratorium as a bar on marketing and use, but not a prohibition on conducting clinical trials, although we believe the practical effect of the moratorium has been to temporarily slow or halt applications for new clinical trials based on stem cell technology. The central government has declared stem cell technology to be a part of China’s national long-term scientific and technological development plan from 2006 to 2020. The government has also announced its intention to release new laws to regulate our industry, which are soon anticipated to be codified into law. Although we believe there is a high probability that laws adopted and codified in the PRC will ultimately be supportive of our development plans and consistent with the government’s prior policy pronouncements, there can be no assurance that these laws, once released and when applied, will be favorable to our interests. If the government fails to enact laws and lift the moratorium in the expected time frame, or if its laws when released and enacted are burdensome to our development, our plans could be delayed or thwarted, and our business would be materially and adversely affected. In March 2013, the PRC central government released proposed regulations of the MOH and the CFDA relating to the conduct of cell therapy pre-clinical and clinical trials in China. While management believes this is an indication that final rules may soon be adopted, we cannot provide any assurances as to the likely content of the final rules nor when they will become effective.

  Most potential applications of our technology are pre-commercialization, which subjects us to development and marketing risks.

We are in a relatively early stage on the path to commercialization with many of our products. Successful development and market acceptance of our products is subject to developmental risks, including failure to achieve innovative solutions to problems during development, ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals, approval by hospital ethics committees and other governing bodies, high commercial cost, preclusion or obsolescence resulting from third parties’ proprietary rights or superior or equivalent products, competition, and general economic conditions affecting purchasing patterns. There is no assurance that we or our partners will successfully develop and commercialize our products, or that our competitors will not develop competing products, treatments or technologies that are less expensive or superior. Failure to successfully develop and market our products would have a substantial negative effect on our results of operations and financial condition.

Market acceptance of new technology such as ours can be difficult to obtain.

New and emerging cell therapy and cell banking technologies may have difficulty or encounter significant delays in obtaining market acceptance in some or all countries around the world due to the novelty of our cell therapy and cell banking technologies. Therefore, the market adoption of our cell therapy and cell banking technologies may be slow and lengthy with no assurances that the technology will be successfully adopted. The lack of market adoption or reduced or minimal market adoption of cell therapy and cell banking technologies may have a significant impact on our ability to successfully sell our future product(s) or therapies within China or in other countries. Our strategy depends in part on the adoption of the therapies we may develop by state-owned hospital systems in China, and the allocation of resources to new technologies and treatment methods is largely dependent upon ethics committees and governing bodies within the hospitals. Even if our clinical trials are successful, there can be no assurance that hospitals in China will adopt our technology and therapies as readily as we may anticipate.

 Future clinical trial results may differ significantly from our expectations.

While we have proceeded incrementally with our clinical trials in an effort to gauge the risks of proceeding with larger and more expensive trials, we cannot guarantee that we will not experience negative results with larger and much more expensive clinical trials than we have conducted to date. Poor results in our clinical trials could result in substantial delays in commercialization, substantial negative effects on the perception of our products, and substantial additional costs. These risks are increased by our reliance on third parties in the performance of many of the clinical trial functions, including the clinical investigators, hospitals, and other third party service providers.

Our product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the CFDA or other foreign regulatory authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

If unacceptable toxicities arise in the development of our product candidates, we could suspend or terminate our trials or the CFDA or other foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from personalized cancer immune cell therapy are not normally encountered in the general patient population and by medical personnel. We expect to have to train medical personnel using our therapy protocols to understand the side effect profile of for our clinical trials and upon any commercialization of our product candidates. Inadequate training in recognizing or managing the potential adverse side effects of our product candidates could result in patient deaths. Any of these occurrences may harm our business, financial condition and prospects significantly.

We face risks relating to the cell therapy industry, clinical development and commercialization.

Cell therapy is still a developing field and a significant global market for our services has yet to emerge. Our cellular therapy candidates are based on novel cell technologies that are inherently risky and may not be understood or accepted by the marketplace. The current market principally consists of providing manufacturing of cell and tissue-based therapeutic products for clinical trials and processing of stem cell products for therapeutic programs.

The degree of market acceptance of any future product candidates will depend on a number of factors, including:

●
the clinical safety and effectiveness of the product candidates, the availability of alternative treatments and the perceived advantages of the particular product candidates over alternative treatments;

●	the relative convenience and ease of administration of the product candidates;

●	our ability to separate the product candidates from the ethical controversies and political barriers associated with stem cell product candidates derived from human embryonic or fetal tissue;

●	ethical concerns that may arise regarding our commercial use of stem cells, including adult stem cells, in the manufacture of the product candidates;

●	the frequency and severity of adverse events or other undesirable side effects involving the product candidates or the products or product candidates of others that are cell-based; and

●	the cost of the products, the reimbursement policies of government and third-party payers and our ability to obtain sufficient third-party coverage or reimbursement.

If clinical trials of our technology fail to demonstrate safety and efficacy to the satisfaction of the relevant regulatory authorities, including the PRC’s China Food and Drug Administration and the Ministry of Health, or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

Currently, a regulatory structure has not been established to standardize the approval process for products or therapies based on the technology that exists or that is being developed in our field. Therefore we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans, and then archive our results until such time as a new regulatory regime is put in place. If and when this new regulatory regime is adopted it may be easier or more difficult to navigate than CBMG may anticipate, with the following potential barriers:

●	regulators or institutional review boards may not authorize us or our investigators to commence clinical trials or conduct clinical trials at a prospective trial site;

●	clinical trials of product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be pursuing;

●	the number of patients required for clinical trials of product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

●	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

●	the cost of clinical trials of our product candidates may be greater than anticipated;

●	we may be subject to a more complex regulatory process, since cell-based therapies are relatively new and regulatory agencies have less experience with them as compared to traditional pharmaceutical products;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of these product candidates may be insufficient or inadequate; and

●	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

We may be unable to generate interest or meaningful revenue in out-license our intellectual property.

The results of preclinical studies may not correlate with the results of human clinical trials. In addition, early stage clinical trial results do not ensure success in later stage clinical trials, and interim trial results are not necessarily predictive of final trial results.

 To date, we have not completed the development of any products through regulatory approval. The results of preclinical studies in animals may not be predictive of results in a clinical trial. Likewise, the outcomes of early clinical trials may not be predictive of the success of later clinical trials. New information regarding the safety and efficacy of such product candidates may be less favorable than the data observed to date. AG’s budding technical service revenue in the Jilin Hospital should not be relied upon as evidence that later or larger-scale clinical trials will succeed. In addition, even if the trials are successfully completed, we cannot guarantee that the CFDA or other foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the CFDA or other foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	the proximity of patients to study sites;

●	the design of the trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	our ability to obtain and maintain patient consents; and

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and or traditional Chinese medicine, rather than enroll patients in any future clinical trial.

Upon commencing clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

We currently have no marketing and sales organization and have no experience in marketing such products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. We intend to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in China or overseas.

Laws and the regulatory infrastructure governing the stem cell industry in China are relatively new and less established in comparison to the U.S. and other countries; accordingly regulation may be less stable and predictable than desired, and regulatory changes may disrupt our commercialization process.

Regulation of the medical field in China including pharmaceuticals, medical technologies, and medical practice, is relatively new and less established compared to the U.S. and in many other countries. In addition the practice of and research relating to cell therapeutics has emerged in China very recently, and the government has not yet decided how the industry shall be regulated. Accordingly we expect that the regulatory environment in China will be comparatively less predictable, and if the government changes any of its policies relating to our industry, or changes in the manner in which rules are applied or interpreted, our commercialization process may be disrupted or delayed, which would adversely affect our results and prospects.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Successful sales of our product candidates, if approved, depend on the availability of adequate coverage and reimbursement from third-party payors. In addition, because our product candidates represent new approaches to the treatment of cancer, we cannot accurately estimate the potential revenue from our product candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs and commercial payors is critical to new product acceptance. In China, government authorities decide which drugs and treatments they will cover and the amount of reimbursement. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates.  If we obtain approval in one or more jurisdictions outside of China for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the EU, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future health care reform measures.  The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product candidates, if we obtain regulatory approval;

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

Any reduction in reimbursement from any government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Technological and medical developments or improvements in conventional therapies could render the use of cell therapy and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our cell therapy services, planned products and therapeutic efforts. There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of disease. Nor is there any assurance that new technological improvements or techniques will not render obsolete the processes currently used by us, the need for our services or our planned products. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. We are focused on novel cell therapies, and if this field is substantially unsuccessful, this could jeopardize our success or future results. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

We face significant competition from other Chinese biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

There is intense competition and rapid innovation in the Chinese cell therapy industry, and in the cancer immunotherapy space in particular. Our competitors may be able to develop other herbal medicine, compounds or drugs that are able to achieve similar or better results. Our potential competitors are comprised of traditional Chinese medicine companies, major multinational pharmaceutical companies, established and new biotechnology companies, specialty pharmaceutical companies, state-owned enterprises, universities and other research institutions. Many of our competitors have substantially greater scientific, financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies or are well funded by venture capitals. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety, tolerability, reliability, and convenience of use, price and reimbursement.

Even if we obtain regulatory approval of our product candidates, the availability and price of our competitors’ products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of doctors to switch from existing methods of treatment to our product candidates, or if doctors switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances.

There is a scarcity of experienced professionals in the field of cell therapy and we may not be able to retain key officers or employees or hire new key officers or employees needed to implement our business strategy and develop our products. If we are unable to retain or hire key officers or employees, we may be unable to grow our biomedicine business or implement our business strategy, and the Company may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field. The Company is substantially dependent on the skills and efforts of current senior management, as well as the newly acquired AG management and personnel, for their management, operations and the implementation of their business strategy. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management who resign or are terminated could adversely affect the Company’s operations. The future success of the Company also depends upon our ability to attract and retain additional qualified personnel (including medical, scientific, technical, commercial, business and administrative personnel) necessary to support our anticipated growth, develop our business, perform our contractual obligations to third parties and maintain appropriate licensure, on acceptable terms. There can be no assurance that we will be successful in attracting or retaining personnel required by us to continue to grow our operations. The loss of a key employee, the failure of a key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could result in our inability to grow our biomedicine business or implement our business strategy, or may have a material adverse effect on our business, financial condition and operating results.

We rely heavily on third parties to conduct clinical trials on our product candidates.

We presently are party to, and expect that we will be required to enter into, agreements with hospitals and other research partners to perform clinical trials for us and to engage in sales, marketing and distribution efforts for our products and product candidates we may acquire in the future. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors or other larger customers. Moreover, the loss for any reason of one or more of these key partners could have a significant and adverse impact on our business. If we are unable to obtain or retain third party sales and marketing vendors on commercially acceptable terms, we may not be able to commercialize our therapy products as planned and we may experience delays in or suspension of our marketing launch. Our dependence upon third parties may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

We added 30 employees in the recent AG acquisition. As our development and commercialization plans and strategies develop, and as we continue to expand operation as a public company, we expect to grow our personnel needs in the managerial, operational, sales, marketing, financial and other departments. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;

●	managing our internal development efforts effectively, including the clinical trials and CFDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations such as CRO and hospitals to provide certain services comprised of regulatory approval and clinical management. There can be no assurance that the services of independent organizations will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by the independent organizations is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business.  If we are not able to effectively expand our organization by hiring new employees, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

 We may form or seek strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

 We, our strategic partners and our customers conduct business in a heavily regulated industry. If we or one or more of our strategic partners or customers fail to comply with applicable current and future laws and government regulations, our business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries. Federal governments, individual state and local governments and private accreditation organizations may oversee and monitor all the activities of individuals and businesses engaged in the delivery of health care products and services. Therefore, current laws, rules and regulations could directly or indirectly negatively affect our ability and the ability of our strategic partners and customers to operate each of their businesses.

  In addition, as we expand into other parts of the world, we will need to comply with the applicable laws and regulations in such foreign jurisdictions. We have not yet thoroughly explored the requirements or feasibility of such compliance. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

Although we intend to conduct our business in compliance with applicable laws and regulations, the laws and regulations affecting our business and relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation. Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to us and our strategic partners and customers and to their business are subject to frequent change and/or reinterpretation and there can be no assurance that the laws and regulations applicable to us and our strategic partners and customers will not be amended or interpreted in a manner that adversely affects our business, financial condition, or operating results.

We anticipate that we will need substantial additional financing in the future to continue our operations; if we are unable to raise additional capital, as and when needed, or on acceptable terms, we may be forced to delay, reduce or eliminate one or more of our product or therapy development programs, cell therapy initiatives or commercialization efforts and our business will harmed.

Our current operating plan will require significant levels of additional capital to fund, among other things, the continued development of our cell therapy product or therapy candidates and the operation, and expansion of our manufacturing operations to our clinical development activities.

In 2013 we completed KOA and HCC Phase I clinical trials. We have received six-month MRI data for our KOA Phase IIa clinical trial on statistically relevant evidence of cartilage growth and have completed patient enrollment for our Phase IIb KOA trial, ahead of our anticipated schedule.  We expect to publish 12-month follow-up data for Phase I/IIa in the fourth quarter of 2014 and interim observation for Phase IIb in the first half of 2015. We are continuing our observation of Phase I HCC TC-DC therapy trial patients beyond the safety analysis and expect to have an update in late 2014.  We have also launched pre-clinical study on COPD and haMPC therapy for Asthma.

If these trials are successful, we will require significant additional investment capital over a multi-year period in order to conduct subsequent phases, gain approval for these therapies by the MOH and CFDA, and to commercialize these therapies, if ever. Subsequent phases may be larger and more expensive than the Phase I trials. In order to raise the necessary capital, we will need to raise additional money in the capital markets, enter into collaboration agreements with third parties or undertake some combination of these strategies. If we are unsuccessful in these efforts, we may have no choice but to delay or abandon the trials.

The amount and timing of our future capital requirements also will likely depend on many other factors, including:

●	the scope, progress, results, costs, timing and outcomes of our other cell therapy product or therapy candidates;

●	our ability to enter into, or continue, any collaboration agreements with third parties for our product or therapy candidates and the timing and terms of any such agreements;

●	the timing of and the costs involved in obtaining regulatory approvals for our product or therapy candidates, a process which could be particularly lengthy or complex given the lack of precedent for cell therapy products in China; and

●	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

To fund clinical studies and support our future operations, we would likely seek to raise capital through a variety of different public and/or private financings vehicles. This could include, but not be limited to, the use of loans or issuances of debt or equity securities in public or private financings.  If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders.  Servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support clinical or commercialization activities.  In certain cases, we also may seek funding through collaborative arrangements, that would likely require us to relinquish certain rights to our technology or product or therapy candidates and share in the future revenues associated with the partnered product or therapy.

Ultimately, we may be unable to raise capital or enter into collaborative relationships on terms that are acceptable to us, if at all. Our inability to obtain necessary capital or financing to fund our future operating needs could adversely affect our business, results of operations and financial condition.

Our management will have broad discretion to allocate the net proceeds of future financings and may not use these proceeds efficiently.

Our management will have broad discretion as to the use and allocation of the net proceeds of future financings, which allocation may be revised by us from time to time. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. We cannot guarantee that we will make the most efficient use of the net proceeds or that you will agree with the way in which such net proceeds are used. Our failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal controls over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

            In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board (“PCAOB”). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

During the year ended December 31, 2013, we identified a number of significant deficiencies related to the Company’s pre-merger’s management structure.  We have made improvements in our internal control structure in an attempt to remediate these deficiencies.  However, until such time that we have updated our annual evaluation of internal controls over financial reporting, our disclosure controls are assumed to remain ineffective. In the event that future material weaknesses are identified, we will attempt to employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that we will have the resources to be able to take steps to attempt to remedy any future material weaknesses or that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual management reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISKS RELATED TO OUR STRUCTURE

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There is no way to predict the content or scope of future Chinese regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.  On December 16, 2011, China’s MOH announced its intention to more tightly regulate clinical trials and cell therapeutic treatments in the PRC.  The MOH ordered an immediate halt to “unapproved stem cell clinical trials and applications,” and put applications for new stem cell trials on hold until July 1, 2012, and the lifting of this moratorium has been delayed. For those clinical trials for stem cell products already approved by the CFDA, the Clinical Trial Approval Instructions and the Good Clinical Practice ("GCP") shall be strictly followed, with unwarranted changes to the approved clinical trial protocol and profit seeking activities strictly forbidden. As of the date of this current report, the foregoing moratorium has not been lifted.

  Our operations are subject to risks associated with emerging markets.

The Chinese economy is not well established and is only recently emerging and growing as a significant market for consumer goods and services. Accordingly, there is no assurance that the market will continue to grow. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of the Company.

A substantial portion of our assets are currently located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets are located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against any of our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

●	our inability to enforce or obtain a remedy under any material agreements;

●	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;

●	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;

●	fluctuations in currency values;

●	cultural, language and managerial differences that may reduce our overall performance; and

●	political instability in China.

Cultural, language and managerial differences may adversely affect our overall performance.

We have experienced difficulties in assimilating cultural, language and managerial differences with our subsidiaries in China. Personnel issues have developed in consolidating management teams from different cultural backgrounds. In addition, language translation issues from time to time have caused miscommunications. These factors make the management of our operations in China more difficult. Difficulties in coordinating the efforts of our U.S.-based management team with our China-based management team may cause our business, operating results and financial condition to be materially and adversely affected.

 We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

             Since a portion of our operations are presently based in China, service of process on our business and officers may be difficult to effect within the United States. Also, some of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Our operations in China are subject to government regulation that limit or prohibit direct foreign investment, which may limit our ability to control operations based in China.

The PRC government has imposed regulations in various industries, including medical research and the stem cell industry, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. We are currently structured as a U.S. corporation (Delaware) with subsidiaries and controlled entities in China. As a result of these regulations and the manner in which they may be applied or enforced, our ability to control our existing operations based in China may be limited or restricted.

If the relevant Chinese authorities find us or any business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business.

We may suffer losses if we cannot utilize our assets in China.

The Company’s Shanghai and Wuxi laboratory facilities were originally intended for stem cell research and development, but has been equipped to provide comprehensive cell manufacturing, collection, processing and storage capabilities to provide cells for clinical trials. The lease for this facility expires in 2014 and the Company is considering its options with respect to extending this lease to allow for manufacturing for clinical trials in Asia. If the Company does not determine to renew the lease due to limitations on its utility under the new regulatory initiatives in China or otherwise, the Company may incur certain expenses in connection with returning the premises to the landlord. Management believes it will be able to renew all leases without difficulty.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the VIE (“CBMG Shanghai”) are funded by our WFOE, Cellular Biomedicine Group Ltd. (Wuxi). In China, the State Administration for Foreign Exchange (“SAFE”), regulates the conversion of the Chinese Renminbi into foreign currencies and the conversion of foreign currencies into Chinese Renminbi. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the  Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises  promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, limits and may continue to limit our ability to channel funds to the VIE entities for their operation. There can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could materially adversely affect our business and operating results.

 Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time, we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

            Beginning in July 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar. Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar. On June 19, 2010 the central bank of China announced that it will gradually modify its monetary policy and make the Renminbi’s exchange rate more flexible and allow the Renminbi to appreciate in value in line with its economic strength.

The China Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the CFDA and MOH. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the CFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices (“cGMP”) certifications.

According to Good Manufacturing Practices for Pharmaceutical Products (revised edition 2010), or the New GMP Rules promulgated by the Ministry of Health of the PRC on January 17, 2011 which became effective on March 1, 2011, all the newly constructed manufacturing facilities of drug manufacture enterprises in China shall comply with the requirements of the New GMP Rules, which are stricter than the original GMP standards.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The CFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

 Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

  The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There is no way to predict the content or scope of future Chinese regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

On December 16, 2011, China’s MOH ordered an immediate halt to “unapproved stem cell clinical trials and applications,” and put applications for new clinical trials on hold until July 1, 2012, which moratorium has been extended. For those clinical trials for stem cell products already approved by the CFDA, the Clinical Trial Approval Instructions and the GCP shall be strictly followed, with unwarranted changes to the approved clinical trial protocol and profit-seeking activities strictly forbidden. As of the date of this annual report, the foregoing moratorium has not been lifted.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have direct equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we conduct much of our biomedicine business operations in China through a domestic variable interest entity, or VIE, a Chinese domestic company controlled by the Chinese employees of the Company. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIE could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIE would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, recently there has been greater scrutiny by the business community of the VIE structure and, additionally, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

In addition, the Ministry of Commerce (“MOFCOM”), promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors  in August 2011, or the MOFCOM Security Review Rules, to implement the  Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors  promulgated on February 3, 2011, or Circular No. 6. The MOFCOM Security Review Rules came into effect on September 1, 2011 and replaced the  Interim Provisions of the Ministry of Commerce on Matters Relating to the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors  promulgated by MOFCOM in March 2011. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having “national defense and security”  concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control”  of domestic enterprises having  “national security”  concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our business falls into the scope subject to the security review, and there is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. The enactment of the MOFCOM National Security Review Rules specifically prohibits circumvention of the rules through VIE arrangement in the area of foreign investment in business of national security concern. Although we believe that our business, judging from its scale, should not cause any concern for national security review at its current state, there is no assurance that MOFCOM would not apply the same concept of anti-circumvention in the future to foreign investment in prohibited areas through VIE structure, the same way that our investment in China was structured.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

  If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and may possibly prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

The labor contract law and its implementation regulations may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

As the PRC Labor Contract Law ("Labor Contract Law") and the Implementation Regulation for the PRC Labor Contract Law ("Implementation Regulation") have been enforced for only a relatively short period of time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses. In addition, as the interpretation and implementation of these regulations are still evolving, we cannot assure you that our employment practices will at all times be deemed to be in full compliance with the law. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.  In the event that we decide to significantly modify our employment or labor policy or practice, or reduce our professional staff, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

 At various times during recent years, the United States and China have had disagreements over trade, economic and other policy issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our and our clients' ability to access U.S. capital markets.

RISKS RELATED TO OUR COMMON STOCK

If we fail to meet all applicable Nasdaq Capital Market requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, impair the value of your investment, adversely affect our ability to raise needed funds and subject us to additional trading restrictions and regulations.

On June 18, 2014, our common stock began trading on the Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the NASDAQ Stock Market (or NASDAQ) may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ's listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ's listing requirements.

If we fail to meet all applicable Nasdaq requirements and Nasdaq delists our securities from trading on its exchange, we expect our securities could be quoted on the OTCQB or the "pink sheets." If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●
if the price of our common stock is less than $5.00, a determination that our common stock is "penny stock" which under rules adopted by the Commission will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Furthermore, The National Securities Markets Improvement Act of 1996 ("NSMIA"), which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because our common stock is listed on Nasdaq, they are covered securities for the purpose of NSMIA. If our securities were no longer listed on Nasdaq and therefore not "covered securities", we would be subject to regulation in each state in which we offer our securities.

 We do not intend to pay cash dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are declared, there is no assurance with respect to the amount of any such dividend.

Our operating history and lack of profits could lead to wide fluctuations in our share price. The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. However, the occurrence of these patterns or practices could increase the volatility of our share price.

Our profitability may be negatively impacted due to the fact that a substantial portion of our assets are comprised of securities that are not highly liquid.

A substantial portion of our assets, held by EastBridge Sub, are comprised of securities received as compensation for services rendered and are not highly liquid. There is presently no public market in the majority of the securities held by EastBridge Sub, and it is uncertain if such securities will be listed on a securities exchange or if a market for such securities will ever develop. There is no assurance that an alternative exit strategy will be readily available to realize the fair value of such securities. Accordingly, we are prepared to bear the economic risk of such securities for an indefinite period of time.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock registered hereunder. The proceeds from the exercise of any options issued or issuable under the plan will be used by the company for its operations. All expenses of the registration of the shares will be paid by the Company.

SELLING STOCKHOLDERS

Up to 780,000 shares of common stock are being offered by this prospectus for sale by the selling This prospectus relates to the shares of our common stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our employees, consultants and "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The selling stockholders are our current and former directors and officers who have acquired or may acquire in the future shares of our common stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this prospectus. The following table sets forth information as of November 10, 2014 with respect to ownership of our common stock by each selling stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement. The address for each selling stockholders listed below is c/o Cellular Biomedicine Group, Inc., 530 University Avenue, #17, Palo Alto, California 94301.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name and address	Position, Office or Other Material Relationship	Total Number of Shares of common stock Owned (1)		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Owned after this Offering (1)	Percentage to be Owned after this Offering (1)
Wen Tao Liu	Executive Chairman	370,743	(2)	180,000	(3)	190,743	1.88%
Wei (William) Cao	Chief Executive Officer and Director	337,663	(4)	90,000	(5)	247,663	2.47%
Andrew Chan	SVP, Corporate Business Development	233,978	(6)	80,000	(7)	153,978	1.54%
Bizuo (Tony) Liu	CFO, Secretary and Director	105,300	(8)	5,300	(9)	100,000	1.00%
Jianping Dai	Former Director	4,888	(10)	883	(11)	4,005	*
TOTAL		1,052,572		356,183		696,389	6.76%

 *Less than 1%.

(1)
Shares of common stock that a selling stockholder has a right to acquire pursuant to the exercise of options under the 2011 Plan are deemed to be outstanding for the purpose of computing the number and percentage of shares of common stock owned by such selling stockholder, but are not deemed to be outstanding for computing the percentage ownership of any other selling stockholder.

(2)	Includes 180,000 options issued under the 2011 Plan which are being registered for reoffer and resale herein.
(3)	Represents 180,000 options to purchase Common Stock under the 2011 Plan, of which 85,556 are currently vested as of November 10, 2014.
(4)
Includes 90,000 options issued under the 2011 Plan which are being registered for reoffer and resale herein. Does not include 90,000 options to purchase Common Stock granted pursuant to the 2013 Plan, of which 35,000 options are currently vested as of November 10, 2014.

(5)	Represents 90,000 options to purchase Common Stock under the 2011 Plan, of which 33,056 are currently vested as of November 10, 2014.
(6)
Includes 80,000 options issued under the 2011 Plan which are being registered for reoffer and resale herein. Does not include 47,000 options to purchase Common Stock granted pursuant to the 2013 Plan, of which 9,097 options are currently vested as of November 10, 2014.

(7)	Represents 80,000 options to purchase Common Stock under the 2011 Plan, of which 27,222 are currently vested as of November 10, 2014.
(8)
Includes 5,300 options issued under the 2011 Plan which are being registered for reoffer and resale herein. Does not include 255,000 options to purchase Common Stock granted pursuant to the 2013 Plan, none of which have vested as of November 10, 2014.

(9)	Represents 5,300 options to purchase Common Stock under the 2011 Plan, of which 2,944 are currently vested as of November 10, 2014.
(10)
Includes 883 options issued under the 2011 Plan which are being registered for reoffer and resale herein. Does not include 7,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of November 10, 2014.

(11)	Represents 883 options to purchase Common Stock under the 2011 Plan, all of which have vested as of November 10, 2014.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes:

●	the persons identified in the table above as the selling stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan; and

●
any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the Nasdaq or any other stock exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq or any other stock exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation there under.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated there under, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York and Richardson & Patel LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of and for the year or the period ended December 31, 2012, incorporated in this prospectus by reference from our Annual Report on Form 10-K filed with the SEC on April 15, 2014 have been audited by Dahua Certified Public Accountants (Special General Partnership), as stated in their report incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2013 and for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on April 15, 2014;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014, June 30, 2014 and March 31, 2014 respectively;

●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 9, 2014, February 18, 2014, May 7, 2014, June 16, 2014, June 23, 2014, July 31, 2014, August 5, 2014, August 8, 2014, September 11, 2014, October 2, 2014, October 21, 2014, November 12, 2014, November 19, 2014 and December 5, 2014;

●	our definitive Proxy Statement (Schedule 14A) for our 2014 Annual Stockholders' Meeting filed with the SEC on September 23, 2014; and

●
the description of our common stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Cellular Biomedicine Group, Inc.

780,000 shares
common stock
_______________

PROSPECTUS
________________

December 10, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

Cellular Biomedicine Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

●	our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on April 15, 2014;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014, June 30, 2014 and March 31, 2014 respectively;

●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 9, 2014, February 18, 2014, May 7, 2014, June 16, 2014, June 23, 2014, July 31, 2014, August 5, 2014, August 8, 2014, September 11, 2014, October 2, 2014, October 21, 2014, November 12, 2014, November 19, 2014 and December 5, 2014;

●	our definitive Proxy Statement (Schedule 14A) for our 2014 Annual Stockholders' Meeting filed with the SEC on September 23, 2014; and

●
the description of our common stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, counsel to the Registrant.

Item 6.	Indemnification of Officers and Directors.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale have been or will be issued to our employees pursuant to the Plan and a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Securities Act or pursuant to an applicable exemption under the Securities Act. As a result, such offers and sales are exempt from the registration requirements of the Securities Act pursuant to the provisions of Section 4(2) of the Securities Act.

Item 8.	Exhibits.

Number	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP (1)
5.2	Opinion of Richardson & Patel LLP (2)
23.1	Consent of Ellenoff Grossman & Schole LLP (1)
23.2	Consent of Richardson & Patel LLP (2)
23.3	Consent of Dahua Certified Public Accountants (*)
23.4	Consent of BDO USA, LLP (*)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Amended and Restated 2011 Incentive Stock Option Plan (3)

*	Filed herewith
(1)	Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-8 filed with the Commission on March 7, 2012 (File No. 333-179974)
(2)	Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-8 filed with the Commission on April 8, 2013 (File No. 333-187799)
(3)	Incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K filed with the Commission on April 4, 2013 (File No. 000-52282)

Item 9.	Undertakings.

(a)     The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 10, 2014.

Cellular Biomedicine Group, Inc.

By:	/s/ Bizuo (Tony) Liu
Name: Bizuo (Tony) Liu
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Wei (William) Cao, Wen Tao (Steve) Liu and Bizuo (Tony) Liu, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all post-effective amendments and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wei (William) Cao	Chief Executive Officer and Director	December 10, 2014
Wei (William) Cao	(Principal Executive Officer)

/s/ Wen Tao (Steve) Liu	Executive Chairman	December 10, 2014
Wen Tao (Steve) Liu	of the Board

/s/ Bizuo (Tony) Liu	Chief Financial Officer, Secretary, Director	December 10, 2014
Bizuo (Tony) Liu	(Principal Financial Officer)

Director
Alan Au

Director
Guotong Xu

/s/ David Bolocan	Director	December 10, 2014
David Bolocan

Director
Nadir Patel

/s/ Terry A. Belmont	Director	December 10, 2014
Terry A. Belmont

/s/ Gerardus A. Hoogland	Director	December 10, 2014
Gerardus A. Hoogland

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP (1)
5.2	Opinion of Richardson & Patel LLP (2)
23.1	Consent of Ellenoff Grossman & Schole LLP (1)
23.2	Consent of Richardson & Patel LLP (2)
23.3	Consent of Dahua Certified Public Accountants (*)
23.4	Consent of BDO USA, LLP (*)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Amended and Restated 2011 Incentive Stock Option Plan (3)

*	Filed herewith
(1)	Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-8 filed with the Commission on March 7, 2012 (File No. 333-179974)
(2)	Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-8 filed with the Commission on April 8, 2013 (File No. 333-187799)
(3)	Incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K filed with the Commission on April 4, 2013 (File No. 000-52282)